Exhibit 107.1

CALCULATION OF REGISTRATION FEE

FORM S-8
(Form Type)

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
NORTHWEST NATURAL HOLDING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations(1)	Rule 457(o)	$30,000,000(2)	$0.00014760	$4,428.00
Total Offering Amounts			$30,000,000	$0.00014760	$4,428.00
Total Fee Offsets(3)					-
Net Fee Due					$4,428.00

1.    The Deferred Compensation Obligations are unsecured obligations of Northwest Natural Gas Company (the “Registrant”) to pay up to $30,000,000 of deferred compensation from time to time in the future, in accordance with the terms of the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives (the “Plan”).
2.    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.
3.    The Registrant does not have any fee offsets.